Exhibit (l)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 45 and No. 98 to the Registration Statement on Form N-4 (No. 033-39702/811-06293) (the “Registration Statement”) of Commonwealth Annuity and Life Insurance Company of our report dated March 31, 2021 relating to the financial statements of Commonwealth Annuity and Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 6, 2021 relating to the financial statements of each of the subaccounts of Separate Account VA-K of Commonwealth Annuity & Life Insurance Co indicated in our report.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2022